UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1 )

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CNA Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNA FINANCIAL CORPORATION

151 N. Franklin Street

Chicago, Illinois 60606

CNA Financial Corporation to Move to Virtual-only Annual Stockholder Meeting For 2020

CHICAGO, April 15, 2020 — CNA today announced that its 2020 Annual Meeting of stockholders will be held virtually, moving away from an in-person event due to the evolving nature of COVID-19 Coronavirus. Stockholders will not be able to attend in person.

Virtual meeting date: Wednesday, April 29, 2020

Virtual meeting time: 7:30 a.m. CT

Virtual meeting link: www.virtualshareholdermeeting.com/CNA2020

As described in the proxy materials for the 2020 Annual Meeting distributed on March 20, 2020, persons who were stockholders as of the close of business on March 6, 2020, the record date, or hold a legal proxy for the meeting provided by their bank, broker, or nominee are entitled to attend and participate in the 2020 Annual Meeting. To attend, stockholders must use the virtual meeting link and enter the control number provided on the proxy card, voting instruction forms or other notices received.

Stockholders may vote during the 2020 Annual Meeting by following the instructions available on the meeting website. Whether or not stockholders plan to attend the 2020 Annual Meeting, stockholders should vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual-only meeting and may continue to be used to vote in connection with the 2020 Annual Meeting. If stockholders have already voted, no additional action is required.

About CNA

CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.